UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)*

                               CHASE CORPORATION
        -----------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
        -----------------------------------------------------------------
                         (Title of Class of Securities)

                                    16150R104
                              --------------------
                                 (CUSIP Number)

                                January 14, 2004
        ----------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         /   /    Rule 13d-1(b)
         / X /    Rule 13d-1(c)
         /   /    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


CUSIP NO. 16150R104
---------------------------------------------------------------------

1.       Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

         Athena Capital Management, Inc. 23-2520198
         Minerva Group, LP
         David P. Cohen
         ------------------------------------------------------------

2.       Check the Appropriate Box if a Member of a Group
         (a)
                  -----
         (b)
                  -----

3.       SEC Use Only
                      ---------------------------------------------

4.       Citizenship or Place of Organization
            Athena Capital Management, Inc. - Delaware
            Minerva Group, LP - Delaware
            David P. Cohen - U.S. Citizen
            ---------------

Number of Shares Beneficially Owned by Each Reporting Person With:
5.     Sole Voting Power
Minerva Group, LP - 69,950
---------------
6.     Shared Voting Power
Athena Capital Management, Inc. - 170,100
---------------
7.     Sole Dispositive Power
Minerva Group, LP - 69,950
---------------
8.     Shared Dispositive Power
Athena Capital Management, Inc. - 170,100
---------------

9.       Aggregate Amount Beneficially Owned by Each Reporting Person

         Athena Capital Management, Inc. - 170,100
         Minerva Group, LP - 69,950
         David P. Cohen - 240,050 (includes shares beneficially owned by Athena and Minerva)
         -----------------------------

10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                  --------

11.      Percent of Class Represented by Amount in Row (9)	6.7%
                                                              --------

12.      Type of Reporting Person
Athena Capital Management, Inc. - IA
Minerva Group, LP - PN
David P. Cohen - IN
------------------------------------




Item 1.

         (a)      Name of Issuer

                  Chase Corporation
                  -------------------------------------------------------

         (b)      Address of Issuer's Principal Executive Offices

                  26 Summer Street, Bridgewater, MA  02324
                  -------------------------------------------------------
Item 2.

         (a)      Name of Persons Filing

                  Athena Capital Management, Inc.
			Minerva Group, LP
			David P. Cohen
                  -------------------------------------------------------

         (b)      Address of Principal Business Office or, if none,
                  Residence

                  4 Tower Bridge #222, 200 Barr Harbor Drive,
		West Conshohocken, PA 19428
                  -------------------------------------------------------

         (c)      Citizenship

                  David P. Cohen is a U.S. Citizen.
		The reporting entities are organized under Delaware law.
                  -------------------------------------------------------

         (d)      Title of Class of Securities

                  Common Stock
                  -------------------------------------------------------

         (e)      CUSIP Number

                  16150R104
                  -------------------------------------------------------

Item 3. This statement is not filed pursuant to Rules 13d-1(b), 13d-2(b) or 13d-2(c).

Item 4.   Ownership

          (a)  Amount beneficially owned:

Athena Capital Management, Inc. - 170,100
Minerva Group, LP - 69,950
David P. Cohen - 240,050 (includes shares beneficially owned by Athena and Minerva)

          (b)  Percent of Class: 6.7%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote:
Minerva Group, LP - 69,950

               (ii) shared power to vote or to direct the vote:
Athena Capital Management, Inc. - 170,100

               (iii)sole power to dispose or to direct the disposition of:
Minerva Group, LP - 69,950

               (iv) shared power to dispose or to direct the disposition of:
Athena Capital Management, Inc. - 170,100


Item 5.   Ownership of Five Percent or Less of a Class

Not Applicable.

Item 6.   Ownership of More than Five Percent on Behalf of Another Person

Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

Not Applicable.

Item 8.   Identification and Classification of Members of the Group

Not Applicable.

Item 9.   Notice of Dissolution of Group

Not Applicable.

Item 10.  Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                     ATHENA CAPITAL MANAGEMENT, INC.

                                         February 3, 2004
                                         -------------------------------
                                                 Date

                                         David P. Cohen, President
                                         -------------------------------
                                                 Name/Title


					By:  /s/  Beth N. Lowson
                                         -------------------------------
					Beth N. Lowson
					The Nelson Law Firm, LLC
					75 South Broadway, 4th Floor
					White Plains, NY 10601
					Attorney In Fact




                                     MINERVA GROUP, LP

                                         February 3, 2004
                                         -------------------------------
                                                 Date

                                         David P. Cohen, President
                                         -------------------------------
                                                 Name/Title


					By:  /s/  Beth N. Lowson
                                         -------------------------------
					Beth N. Lowson
					The Nelson Law Firm, LLC
					75 South Broadway, 4th Floor
					White Plains, NY 10601
					Attorney In Fact







                                         February 3, 2004
                                         -------------------------------
                                                 Date

                                         David P. Cohen
					-------------------------------

					By:  /s/  Beth N. Lowson
                                         -------------------------------
					Beth N. Lowson
					The Nelson Law Firm, LLC
					75 South Broadway, 4th Floor
					White Plains, NY 10601
					Attorney In Fact




		POWER OF ATTORNEY


The undersigned does hereby constitute and appoint Stephen J. Nelson and Beth
N. Lowson, each of The Nelson Law Firm, LLC, 75 South Broadway, 4th Floor, White Plains, NY 10601, signing singly, with full power of substitution, as the true and lawful attorney of the undersigned, and authorizes and designates each of them to sign on behalf of the undersigned, and to file filings and any amendments thereto made by or on behalf of the undersigned in respect of the beneficial ownership of equity securities held by the undersigned, directly, indirectly or beneficially, pursuant to Sections 13(d), 13(g) and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming any of the undersigned's responsibilities to comply with Sections 13(d), 13(g) or 16 of the Exchange Act.

This Power of Attorney shall remain in full force and effect until withdrawn by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 21st day of January 2004.



							/s/ David P. Cohen

							David P. Cohen